Exhibit 99.1

FOCUS Enhancements Regains Compliance with Nasdaq

Campbell, Calif., September 13, 2005—FOCUS Enhancements, Inc. (NASDAQ SC: FCSE), a worldwide leader in video production and conversion technology, today announced the company has regained compliance with the Nasdaq Stock Market minimum bid price rule.

In May 2005, FOCUS Enhancements received a letter from the Nasdaq Stock Market notifying the company that for 30 consecutive business days, the bid price of the company’s common stock had closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rules.  The company was provided with 180 days, or until October 31, 2005, in which to regain compliance.

Beginning on August 25, 2005, the company maintained a minimum bid price of $1.00 or greater for at least 10 consecutive trading days.  On September 12, Nasdaq notified FOCUS Enhancements that the company had regained compliance with the Nasdaq Stock Market rules and the matter is now closed.

About FOCUS Enhancements, Inc.

FOCUS Enhancements, Inc. (Nasdaq SC: FCSE - News) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, Internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements’ complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company’s SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

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Agency Contact:

Kirsten Chapman / David Barnard, CFA

Lippert/Heilshorn & Assoc.

(415) 433-3777